EXHIBIT 99.1

                                       FOR:  Consolidated Graphics, Inc.

                                   CONTACT:  Tara Taranto
                                             Consolidated Graphics, Inc.
                                             Investor Relations Manager
                                             (713) 787-0977

                                             Betsy Brod/Karen Pagonis
                                             Media:Jennifer Kirksey
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600


FOR IMMEDIATE RELEASE

        CONSOLIDATED GRAPHICS REPORTS RESULTS FOR FIRST QUARTER
                          ENDED JUNE 30, 2000
            -Comments on status of share repurchase program-

     HOUSTON, TEXAS - July 26, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) today announced financial results for the quarter ended June 30, 2000.

     Total revenues for the first quarter ended June 30, 2000 increased 19% over the prior year to $173.5 million. Revenues were also up 3% as compared to the March quarter. Operating income and net income for the quarter were $18.3 million and $8.0 million, compared to $20.5 million and $10.7 million in the prior year. On a per share basis, earnings were $.59 diluted share for the first quarter, compared to $.70 per diluted share in the same period last year.

     "We are pleased to report another quarter of record sales in addition to earnings in line with our expectations," commented Joe R. Davis, Chairman and Chief Executive Officer. "The sales initiatives we began concentrating on in our March 2000 quarter produced a significant revenue increase. Our margins, however, were impacted as a result of this focus on gaining market share, as well as the continued marketing efforts related to CGXmedia.com."

     "Our geographic coverage and wide-range of printing capabilities, together with our emphasis on customer service and the development of complementary electronic products, makes us a leader in the industry," Mr. Davis continued. "Our focus continues to be building on these strengths to generate further growth in sales and profits."

     Separately, the Company announced that it repurchased 700,000 shares of its common stock during the quarter, bringing total repurchases under the Company's share buyback program to 2.8 million shares and reducing the Company's total common stock outstanding to 13.0 million shares.

                                 -MORE-

Consolidated Graphics Reports First Quarter Results                     Page -2-

     Consolidated Graphics, Inc. is the largest sheet-fed commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.com. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability and reasonable growth in the economy and in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                 (Table Follows)


                             CONSOLIDATED GRAPHICS, INC.
                            Consolidated Income Statement
                      (In thousands, except per share amounts)


                                         For the Quarter Ended June 30,
                                                2000        1999

Sales                                       $ 173,486    $ 145,829
Cost of Sales                                 124,058      100,152
  GROSS PROFIT                                 49,428       45,677

Selling Expense                                17,406       14,091
General and Administrative Expense             13,717       11,100
  OPERATING INCOME                             18,305       20,486

Interest Expense                                4,911        2,665
  Pretax Income                                13,394       17,821

Income Taxes                                    5,358        7,128
  NET INCOME                                $   8,036    $  10,693

Earnings Per Share - Basic                  $     .59    $     .71

Earnings Per Share - Diluted                $     .59    $     .70

Weighted Average Shares

     Outstanding - Basic                       13,601       15,083

Weighted Average Shares

     Outstanding - Diluted                     13,610       15,378

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